595 Market Street 26th Floor San Francisco, California 94105-2839 T 415.541.0500 F 415.541.0506

EXHIBIT 8.1

November 5, 2013

Sequoia Mortgage Funding Corporation

One Belvedere Place Suite 320

Mill Valley, CA 94941

Sequoia Residential Funding, Inc.

One Belvedere Place Suite 330

Mill Valley, CA 94941

Re:	Registration Statement on Form S-3 of Co-Registrants Sequoia Mortgage Funding Corporation and Sequoia Residential Funding, Inc.

Ladies and Gentlemen:

We have acted as your special tax counsel and have assisted in the preparation of the tax summary for the Registration Statement on Form S-3, dated November 5, 2013 (the “Registration Statement”) which has been filed by Sequoia Mortgage Funding Corporation and Sequoia Residential Funding, Inc., as Co-Registrants (together, the “Co-Registrants” and each a “Co-Registrant”) with the Securities and Exchange Commission the (the “SEC”) in connection with the registration of certain asset-backed securities (issuable in series) (the “Securities”). Each series of Securities will be issued pursuant to a separate indenture, pooling and servicing agreement or trust agreement and the Securities issued thereunder will be substantially in the form of one of the forms filed as an exhibit to the Registration Statement (such indentures, pooling and servicing agreements and trust agreements, the “Form Agreements”). You have requested our opinion regarding certain descriptions of material federal income tax consequences contained in the prospectus and the forms of prospectus supplement to be used in connection with offers and sales of the Securities (the “Prospectus” and “Form Prospectus Supplements”, respectively).

Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations, and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to those stated in our opinion.

November 5, 2013

In formulating our opinions, we have reviewed (i) the Registration Statement and the related Prospectus and Form Prospectus Supplements filed with the SEC on the date hereof, (ii) the forms of the Securities, (iii) the Form Agreements and such other documents as we have considered necessary, and (iv) such organizational documents, resolutions, certificates, records, and other documents provided by the Co-Registrants as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions.

Based on the foregoing, we are of the opinion that, taken together, the statements set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus and Form Prospectus Supplements, to the extent that they constitute matters of law or legal conclusions regarding U.S. federal income taxation, are correct in all material respects. We note, however, that each Form Prospectus Supplement relates to a proposed type of transaction and that the above referenced description of “Material Federal Income Tax Consequences” will, in many circumstances, require further modification to address the specific terms and structure of the actual transaction being undertaken.

Other than as expressly stated above, we express no opinion on any issue relating to the Co-Registrants or any securities issued by them or under any law other than U.S. federal income tax law.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus and Form Prospectus Supplements. However, we are furnishing this opinion to you solely in connection with the filing of the Registration Statement and it cannot be relied upon by any other person or for any other purpose without our express written permission.

November 5, 2013

We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to its incorporation by reference as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Chapman and Cutler LLP